Exhibit 5.1

May 30, 2014

CaesarStone Sdot-Yam Ltd.
Kibbutz Sdot Yam
MP Menashe, 38805
Israel

Ladies and Gentlemen:

We have served as Israeli counsel to CaesarStone Sdot-Yam Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with certain matters of Israeli law arising out of the offer and sale of up to 6,325,000 of the Company’s ordinary shares, par value NIS 0.04 per share (“Ordinary Shares”), pursuant to an underwriting agreement dated May 29, 2013 (the “Underwriting Agreement”), among the Company, Mifalei Sdot-Yam Agricultural Cooperative Society Ltd. and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives  of the several underwriters named in the Underwriting Agreement.

The Company filed with the Securities and Exchange Commission (the “Commission”) the registration statement on Form F-3 (No. 333-196335) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “1933 Act”), which such Registration Statement included the prospectus dated May 28, 2014 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated May 28, 2014 (the “Preliminary Prospectus Supplement”), and the prospectus supplement dated May 29, 2014 (the "Prospectus Supplement").

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Registration Statement, Company’s Articles of Association, resolutions of the Board of Directors and such other documents as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the 6,325,000 Ordinary Shares are validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s report on Form 6-K relating to the Offering (the “Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Report to be filed on or about May 30, 2014, which Report will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters” and “Enforceability of Civil Liabilities.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.